            Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements listed below of our report dated January 21, 1999, with respect to the consolidated financial statements of Mississippi Valley Bancshares, Inc.
in the Annual Report (Form 10-K) for the year ended December 31, 1998, incorporated by reference.

FORM     NO.
----     ---
S-8   33-70208    Mississippi Valley Bancshares, Inc. 1991 Stock Option
                  Plan and Southwest Bank of St. Louis 401(k) Retirement
                  Savings Plan
S-8   33-88680    Mississippi Valley Bancshares, Inc. 1991 Stock Option Plan
S-8   333-00898   Southwest Bank of St. Louis 401(k) Retirement Savings Plan
S-8   333-21083   Mississippi Valley Bancshares, Inc. 1991 Stock Option Plan
S-8   333-50669   Mississippi Valley Bancshares, Inc. 1991 Stock Option Plan
S-8   333-73361   Mississippi Valley Bancshares, Inc. 1991 Stock Option Plan


March 19, 1999
St. Louis, Missouri